Exhibit 99

May 23, 2002

Press Release
The First National Bank of Litchfield


          The First National Bank of Litchfield Names New President/CEO

     The Board of Directors of The First National Bank of Litchfield is pleased to announce the appointment of Joseph J. Greco as President/CEO and Director of the Bank and its holding company, First Litchfield Financial Corporation.

     Mr. Greco is a native of Litchfield County and received a B.A. from the University of Connecticut and an MBA from the University of Hartford. He and his wife Lori and their two children are looking forward to returning to the Litchfield area.

     Commenting on Mr. Greco's appointment, Ernest W. Clock, Chairman of the Board of Directors, noted, "...we are confident that Mr. Greco's professionalism and experience in managing community banks coupled with his local knowledge of the Litchfield area will allow The First National Bank of Litchfield to continue its long and successful community banking tradition. We look forward to Mr. Greco's leadership. His extensive background in community banking makes him ideally suited to assume a key role in our bank's future development."

     First Litchfield Financial Corporation and The First National Bank of Litchfield are headquartered in Litchfield, Connecticut, and operate banking offices in Litchfield, Goshen, Marble Dale, Roxbury, Torrington, Washington Depot and a trust department in Litchfield.


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